Exhibit 10.3

December 15, 2004

Re: Amended and Restated Change of Control Agreement

Dear Anthony Zingale:

Mercury Interactive Corporation (the “Company”) has agreed to extend certain benefits to you in the event your employment with the Company is terminated within eighteen months of a “Change of Control” of the Company. This letter sets out the terms of our agreement (the “Letter”). Capitalized terms are defined on Exhibit A, attached.

1. Severance Benefits. If you or the Company terminate your employment at any time within the Change of Control Period, then you will be entitled to receive severance benefits as follows:

(a) Voluntary Resignation; Termination for Cause. If you terminate your employment by reason of voluntary resignation (other than by Involuntary Termination) or if you are terminated for Cause, then you will not be entitled to receive severance or other benefits. All outstanding vested stock options shall remain exercisable for seven months after the termination of your employment.

(b) Involuntary Termination. If your employment is terminated or you terminate your employment as a result of Involuntary Termination, you will be entitled to receive the following benefits:

(i) severance pay, equal to your base compensation as of the date your employment ceases and target bonus for the year in which your employment ceases for the Severance Period and according to normal Company payroll practices and commencing with the month immediately after the month in which your employment so ceases;

(ii) coverage under the Company’s health, life, dental and other insurance programs for the Severance Period; and

(iii) accelerated vesting of all stock options, shares of restricted stock and other forms of long-term compensation held by you, including those granted after this Letter, with all outstanding vested stock options remaining exercisable for seven months after the termination of your employment.

(c) Disability; Death. If the Company terminates your employment as a result of your Disability (as defined below) or such employment is terminated by your death, then such termination shall be treated as if it were an Involuntary Termination, and the severance and other benefits shall be provided, in accordance with subsection (b) above.

2. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Letter and agree expressly to perform the obligations under this Letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Letter, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 3 or which becomes bound by the terms of this Letter by operation of law.

3. Law Governing; Arbitration. This Letter shall be governed by and construed in accordance with the laws of the State of California. Any dispute or controversy arising under or in connection with this Letter shall be settled exclusively in arbitration conducted in Sunnyvale, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

4. Employment and Income Taxes. All payments made pursuant to this Letter will be subject to withholding of employment taxes.

5. Golden Parachute Excise Tax.

a. Notwithstanding anything in the foregoing to the contrary, if any of the payments to you (prior to any reduction described in this paragraph) provided for in this Agreement, together with any other payments which you have the right to receive from the Company or any corporation which is a member of an “affiliated group” as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”), without regard to Section 1504(b) of the Code, of which the Company is a member (the “Payments”) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) and if the Safe Harbor Amount is greater than the Taxed Amount, then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code (“Excise Tax”). The “Taxed Amount” is the total amount of the Payments (prior to any reduction as described in this paragraph) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payments occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of a stock award is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

b. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or the Company otherwise determines such accounting firm should not be engaged for purposes of making the determinations required hereunder, the Company may appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

c. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you upon written notice that a payment related to a change of control of the Company has been or is to be made.

By your signature below, you indicate that you agree to the terms set out in this Letter.

Very truly yours,

MERCURY INTERACTIVE CORPORATION

By:	/s/ Susan J. Skaer
Title:	Vice President, General Counsel & Secretary

ACKNOWLEDGED AND AGREED:

/s/ Anthony Zingale
Anthony Zingale

Date: December 16, 2004

EXHIBIT A

Definition of Terms. The following terms referred to in this Letter shall have the following meanings:

“Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment; (ii) your being convicted of a felony; or (iii) a willful act by you which constitutes gross misconduct and which is materially injurious to the Company.

“Change of Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), excluding existing beneficial owners as of the date of this Letter, is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, excluding conversion of any convertible securities issued as of the date of this Letter;

(b) The composition of the Board of Directors changes during any period of 36 months such that individuals who at the beginning of the period were members of the Board of Directors (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof; unless at least 66 2/3% of the Continuing Directors has either (i) approved the election of the new Directors, (ii) if the election of the new Directors is voted on by shareholders, recommended that the shareholders vote for approval, or (iii) otherwise determined that such change in composition does not constitute a Change of Control, even if the Continuing Directors do not constitute a quorum of the whole Board (it being understood that this requirement shall not be capable of satisfaction unless there is at least one Continuing Director);

(c) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, exclusive license or disposition by the Company of all or substantially all of the Company’s assets;

(d) Any other provision of this subsection notwithstanding, the term Change of Control shall not include either of the following events undertaken at the election of the Company:

(i) Any transaction, the sole purpose of which is to change the state of the Company’s incorporation; or

(ii) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”) provided that the surviving corporation is owned directly or indirectly by the shareholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction.

“Change of Control Period” means the period beginning with the date that a Change of Control has occurred (as determined by the Board of Directors of the Company) and ending eighteen months later.

“Disability” means that you suffer from a physical or mental disability to an extent that renders it impracticable for you to continue performing your duties hereunder. You shall be deemed to be so disabled if (i) a physician selected by the Company (and the Company will use its best efforts to coordinate such determination by the physician with the Company’s long term disability insurance carrier) advises the Company that your physical or mental condition will render you unable to perform your duties for a period exceeding three consecutive months, or (ii) due to a physical or mental condition, you have not substantially performed your duties hereunder for a period of three consecutive months.

“Involuntary Termination” means without your consent (i) your assignment to any duties or the significant reduction of your duties, either of which is inconsistent with your position or title with the Company and responsibilities in effect immediately prior to such assignment, or your removal from such position and responsibility, or a reduction in your title; (ii) a greater than 10% reduction by the Company in your base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Company agree to an equivalent reduction in base compensation; (iii) any purported termination of you by the Company (other than a voluntary termination initiated by the you) which is not effected for Disability or for Cause; (iv) relocation of your principal place of employment by more than 50 miles; (v) the failure of any successor entity to the Company to assume this agreement or your employment agreement and (vi) any material breach by the Company of any material provision of your employment agreement with the Company which has not been cured within 30 days of written notice to the Company by you of such breach.

“Severance Period” means the 12-month period following your termination of employment, except that if termination of employment occurs after the fourth anniversary of the commencement of your employment, the Severance Period shall mean the 24-month period following such termination of employment.